Exhibit 99.1

China Jo-Jo Drugstores Announces Fiscal Year 2015 First Quarter Financial Results

HANGZHOU, China, August 12, 2014 – China Jo-Jo Drugstores, Inc. (NASDAQ CM: CJJD) (the "Company"), a retail and wholesale distributor of pharmaceutical and other healthcare products in the People’s Republic of China, today announced earnings results for the quarter ended June 30, 2014.

FY 2015 First Quarter Highlights:

•	Online sales contributed $2.6 million in revenue, an increase of 103.5% from the comparable quarter of prior year
•	Retail sales, which includes online sales, accounted for approximately 80.0% of total revenue, and increased by $2.3 million, or 20.7% year over year to $13.2 million
•	Wholesale, which accounted for approximately 20.0% of total revenue, decreased to $3.3 million from $4.4 million for the same quarter of last year
•	Gross margin decreased quarter over quarter from 23.5% to 15.3%
•	Net loss was $0.35 million compared to $0.79 million for the comparable quarter of prior year; Diluted EPS loss was $0.02 compared to $0.06 for the comparable quarter of prior year

The Company’s drugstore sales increased in the first quarter of fiscal 2015, primarily due to a 9.8% increase in same-store sales, and revenues from the proliferation of new stores established over the last few years. Retail profit margin decreased to 17.6% from 25.7% in the first quarter of fiscal 2014 due to strong market competition and the implementation of government subsidies to all drugs sold at public hospitals in Zhejiang Province since April 2014. As of June 30, 2014, we have 49 retail drug stores in total with one new store opened in Hangzhou during the quarter.

The Company’s online sales continued to grow dramatically in the first quarter of fiscal 2015, reflecting its efforts in expanding collaboration with large business-to-consumer vendors, better products selection for online consumer, and effective cost control. The Company also plans to implement the O2O (online to offline) drug sales model, which provides deliveries to customers from local stores within a few hours of an online purchase. As online shopping becomes widely used, the Company’s sales and technical team gains more experiences in searching for potential customers and satisfying products. The Company’s management expects an explosive expansion of its online pharmacy sales in the near future.

Mr. Lei Liu, the Company’s Chairman and CEO, stated, "We are glad to see the continued improvement in our retail operation, especially the growth in our same-store sales and online store. Wholesale business declined in the first quarter as we have been undergoing restructure of the division in the past few quarters, including a change in sales and management team of wholesale division.”

“For the remaining of fiscal 2015,” Concluded by Mr. Liu, “we anticipate to grow revenue primarily through our retail operations and online pharmacy while stabilizing our wholesale operations with an eye to achieve bottom line results.”

Forward Looking Statement

Statements in this press release regarding the Company that are not historical facts are forward-looking statements and are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Any such forward-looking statements, including, but not limited to, financial guidance, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe,""expect,""may,""will,""should,""project,""plan,""seek,""intend,""anticipate," the negatives thereof, or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. It is routine for the Company’s internal projections and expectations to change as the quarter and year progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which the Company bases its expectations may change. Although these expectations may change, the Company is under no obligation to inform you if they do. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of numerous factors, including the risks associated with the effect of changing economic conditions in the People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products. Readers are referred to the reports and documents filed from time to time by the Company with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements. The Company also routinely posts important information on its corporate websites, which readers can access at www.jiuzhou-drugstore.com (Chinese) and www.chinajojodrugstores.com (English).

Contact:
China Jo-Jo Drugstores, Inc.
Ming Zhao, Chief Financial Officer
561-372-5555
frank.zhao@jojodrugstores.com

See Accompanying Tables

CHINA JO-JO DRUGSTORES, INC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
	June 30,	March 31,
	2014	2014
A S S E T S
CURRENT ASSETS
Cash	$3,378,916	$4,445,276
Restricted cash	3,706,658	3,114,543
Trade accounts receivable, net	5,677,129	6,734,536
Inventories	7,223,808	8,419,132
Other receivables, net	425,983	149,546
Advances to suppliers, net	3,184,527	4,577,194
Other current assets	1,726,872	1,663,102
Total current assets	25,323,893	29,103,329

PROPERTY AND EQUIPMENT, net	9,034,288	9,412,688

OTHER ASSETS
Long-term biological assets	1,373,425	-
Long term deposits	2,764,792	2,786,437
Other noncurrent assets	2,947,235	3,036,930
Intangible assets, net	1,563,347	1,569,443
Total other assets	8,648,799	7,392,810

Total assets	$43,006,980	$45,908,827

L I A B I L I T I E S A N D S T O C K H O L D E R S' E Q U I T Y
CURRENT LIABILITIES
Short-term loan payable	$-	$162,300
Accounts payable, trade	10,218,415	14,554,726
Notes payable	9,065,063	7,820,718
Other payables	1,825,591	1,282,211
Other payables - related parties	2,808,588	2,384,294
Loan from third parties	234,813	294,042
Customer deposits	3,386,007	3,185,885
Taxes payable	349,562	373,501
Accrued liabilities	823,309	1,208,242
Total current liabilities	28,711,348	31,265,919

Purchase option and warrant liability	155,217	278,916
Total liabilities	28,866,565	31,544,835

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock; $0.001 par value; 10,000,000 shares authorized; nil issued and outstanding as of March 31, 2014 and June 30, 2014	-	-
Common stock; $0.001 par value; 250,000,000 shares authorized; 14,416,022 and 14,416,022 shares issued and outstanding as of June 30, 2014 and March 31, 2014	14,416	14,416
Additional paid-in capital	17,427,911	17,355,555
Statutory reserves	1,309,109	1,309,109
Accumulated deficit	(8,607,504)	(8,260,767)
Accumulated other comprehensive income	3,957,404	3,905,136
Total stockholders' equity	14,101,336	14,323,449

Noncontrolling interests	39,079	40,543
Total equity	14,140,415	14,363,992

Total liabilities and stockholders' equity	$43,006,980	$45,908,827

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(UNAUDITED)

	For the three months ended June 30,
	2014	2013
REVENUES, NET	$16,459,232	$15,336,519

COST OF GOODS SOLD	13,948,613	11,735,350

GROSS PROFIT	2,510,619	3,601,169

SELLING EXPENSES	1,768,577	1,680,842
GENERAL AND ADMINISTRATIVE EXPENSES	1,081,201	2,640,818
TOTAL OPERATING EXPENSES	2,849,778	4,321,660

LOSS FROM OPERATIONS	(339,159)	(720,491)

OTHER LOSS, NET	(115,836)	(40,413)
CHANGE IN FAIR VALUE OF DERIVATIVE LIABILITIES	123,699	12,665

LOSS BEFORE INCOME TAXES	(331,296)	(748,239)

PROVISION FOR INCOME TAXES	16,141	39,520

NET LOSS	(347,437)	(787,759)

ADD: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	700	243

NET LOSS ATTRIBUTABLE TO CHINA JO-JO DRUGSTORES, INC.	(346,737)	(787,516)

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustments	52,268	759,791

COMPREHENSIVE LOSS	$(294,469)	$(27,725)

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic	14,416,022	13,609,003
Diluted	14,416,022	13,609,003

LOSSES PER SHARES:
Basic	$(0.02)	$(0.06)
Diluted	$(0.02)	$(0.06)

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three months ended June 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(347,437)	$(787,759)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	502,101	588,936
Stock compensation	71,544	27,338
Bad debt provision	(637,819)	1,181,478
Inventory reserve	4,316	-
Change in fair value of purchase option derivative liability	(123,699)	(12,665)
Change in operating assets:
Accounts receivable, trade	1,187,128	(190,989)
Notes receivable	-	(290,214)
Inventories and biological assets	(171,784)	(398,271)
Other receivables	(59,183)	(159,171)
Advances to suppliers	1,694,269	(1,111,259)
Other current assets	(61,633)	(782,304)
Long term deposit	25,040	-
Other noncurrent assets	93,294	49,586
Change in operating liabilities:
Accounts payable, trade	(4,347,548)	1,363,429
Other payables and accrued liabilities	155,208	(570,952)
Customer deposits	195,894	365,295
Taxes payable	(24,361)	(2,212)
Net cash used in operating activities	(1,844,670)	(729,734)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(104,682)	(2,934)
Additions to leasehold improvements	-	(3,958)
Payments on construction-in-progress	-	(111,152)
Net cash used in investing activities	(104,682)	(118,044)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term bank loan	-	161,230
Repayment of short-term bank loan	(162,250)	-
Repayment of third parties loan	(59,500)	-
Change in restricted cash	(587,371)	(1,336,189)
Proceeds from notes payable	1,918,599	650,108
Repayments of notes payable	(685,791)	(816,304)
Proceeds from other payables-related parties	423,752	194,973
Net cash provided by financing activities	847,439	(1,146,182)

EFFECT OF EXCHANGE RATE ON CASH	35,553	181,265

DECREASE IN CASH	(1,066,360)	(1,812,695)

CASH, beginning of period	4,445,276	4,524,094

CASH, end of period	$3,378,916	$2,711,399

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$21,325	$9,529
Cash paid for interest	$1,460	$8,764